Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.
Registration Statement (Form S-8 No. 333-74862) pertaining to Cross Country Healthcare, Inc. and subsidiaries Amended and Restated 1999 Stock Option Plan and Cross Country Healthcare, Inc. and subsidiaries Amended and Restated Equity Participation Plan;

2.	Registration Statement (Form S-8 No. 333-145484) pertaining to Cross Country Healthcare, Inc. and subsidiaries 2007 Stock Incentive Plan;

3.
Registration Statement (Form S-8 No. 333-188519) pertaining to Cross Country Healthcare, Inc. and subsidiaries registration of additional shares of common stock under the Amended and Restated 2007 Stock Incentive Plan; and

4.
Registration Statement (Form S-8 No. 333-196639) pertaining to Cross Country Healthcare, Inc. and subsidiaries registration of additional shares of common stock under the Amended and Restated 2007 Stock Incentive Plan; and

5.	Registration Statement (Form S-1 No. 333-200827) of Cross Country Healthcare, Inc. and Subsidiaries

of our report dated March 6, 2015, with respect to the accompanying consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows and schedule of Cross Country Healthcare, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Cross Country Healthcare, Inc. and subsidiaries for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Certified Public Accountants
Boca Raton, Florida
March 3, 2017